Exhibit 99.1

NEWS RELEASE

Investor/Media Contact:

Stacy Roughan

NuVasive, Inc.

1-858-909-1812

sroughan@nuvasive.com

NUVASIVE ANNOUNCES LOCATION FOR NEW STATE-OF-THE-ART

MANUFACTURING FACILITY

SAN DIEGO, CA – December 10, 2015 – NuVasive, Inc. (NASDAQ: NUVA), a leading medical device company focused on transforming spine surgery with minimally disruptive, procedurally-integrated solutions, today announced that the Company has selected a site in West Carrollton, Ohio as the location for the build-out of its new medical device facility dedicated to spinal implant and instrument manufacturing. As first announced in August 2015, this new facility would support the Company’s efforts to increase its internal manufacturing capabilities alongside its existing manufacturing facility in Dayton, Ohio, and enhance its focus on operational excellence.

NuVasive has entered into an agreement to acquire the manufacturing site and plans to invest approximately $45 million over the next 24 months to build-out and equip the new facility. The 160,000 square foot facility is currently scheduled to begin commercial scale production by year-end 2016. Subject to customary closing conditions, NuVasive expects to complete the acquisition of the site by the end of the year. NuVasive also is in the process of finalizing a package of incentives that reflects a continued partnership between the Company and the state of Ohio.

When at full scale, the new facility is expected to employ approximately 300 full-time, high-tech positions, including engineers and skilled machinists, as well as process development and validation specialists who will work with the Company’s research and development teams to optimize and accelerate product launches. The new facility will house state-of-the-art equipment, including approximately 100 computer numerical control (CNC) machine tools and CMM inspection equipment, as well as clean-room operations.

Gregory T. Lucier, NuVasive’s Chairman and Chief Executive Officer, said, “We are happy to announce that we have selected a site in West Carrollton, Ohio as the location for our new medical device manufacturing facility. The site selection and subsequent build-out is a major step forward in our efforts to enhance our manufacturing presence in the United States to support the self-manufacture of nearly 100% of select spinal products and instruments. With this new facility and our longer-term plans to also expand our manufacturing footprint globally, we expect to increase customer responsiveness, dramatically improve inventory turns and speed up design time velocity to more efficiently meet the growing demand for our innovative spine technology.”

“Our Ohio workforce is a critical part of our ongoing success and we are excited to expand our footprint and provide additional opportunities within the state. We greatly appreciate the support and cooperation of the Dayton Development Coalition and JobsOhio, as well as officials from both Montgomery County and the city of West Carrollton during the site selection process. I would like to personally thank Governor John R. Kasich and his office for their commitment to support incentives for NuVasive as we build out the new facility and train our expanded pool of employees who will support our growth in the region. NuVasive is well-known for our cutting-edge products and procedures and we look forward to building on this partnership and investing in the local community for years to come.”

“After an extensive search, we are thrilled NuVasive chose to expand their U.S. manufacturing asset in the Dayton region,” said Jeff Hoagland, President and Chief Executive Officer of the Dayton Development Coalition. “NuVasive’s investments in this new facility will retain and create hundreds of jobs for the region and support future development. Working together collaboratively with NuVasive and our community partners provided the support the Company needed to stay in the Dayton region and continue to grow.”

“NuVasive’s plan to remain in the Dayton region will enable our community to keep roughly a hundred existing jobs with plans to add nearly 200 more,” said Debbie Lieberman, Montgomery County Commission President. “The area’s supply of a qualified workforce, various incentives and the efforts from a partnership between JobsOhio, the Dayton Development Coalition, Montgomery and Greene Counties and various local municipalities, have proven to be a deciding factor in the Company’s decision to remain in the region.”

“West Carrollton is pleased to become the home of one of the largest advanced manufacturing facilities in southwest Ohio,” said Mayor Jeff Sanner. “We look forward to welcoming NuVasive to our community.”

About NuVasive

NuVasive is an innovative global medical device company that is transforming spine surgery with minimally disruptive surgical products and procedurally-integrated solutions for the spine. NuVasive has emerged from a small startup to become the #3 player in the $9 billion global spine market and remains focused on market share-taking strategies as the Company continues on its path to become the industry’s leading spine company. NuVasive offers a comprehensive spine portfolio of more than 90 unique products developed to improve spine surgery and patient outcomes. The Company’s principal procedural solution is its Maximum Access Surgery, or MAS®, platform for lateral spine fusion. MAS was designed to provide safe, reproducible, and clinically proven outcomes, and is a highly differentiated solution with fully integrated neuromonitoring, customizable exposure, and a broad offering of application-specific implants and fixation devices designed to address a variety of pathologies.

NuVasive cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, statements about the timing of the anticipated acquisition of the manufacturing site, the amount and timing of planned investments in the site, expectations as to when the site will begin commercial scale production, potential benefits associated with the acquisition of the site, including the expected impact on future financial and operating results, and post-acquisition plans and intentions. The forward-looking statements contained herein are based on the current expectations and assumptions of NuVasive. The following important factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the satisfaction of conditions to closing the acquisition of the site; the risk that the site will require larger investments or take longer to build-out; and the risk that benefits associated with the acquisition may not be fully realized or may take longer to realize than expected. Additional factors that may affect future results are described in NuVasive’s news releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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